UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 16, 2007

THE AES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-12291	54-1163725
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification Number)

4300 Wilson Boulevard, Suite 1100, Arlington, Virginia		22203
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (703) 522-1315

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

2.01. Completion of Acquisition or Disposition of Assets

On February 27, 2007, The AES Corporation (“AES” or the “Company”) filed a Form 8-K disclosing that AES entered into a definitive agreement (the “Agreement”) with Petróleos de Venezuela, S.A, (“PDVSA”), pursuant to which AES agreed to sell to PDVSA all of its shares of C.A. La Electricidad de Caracas (“EDC”) in a tender offer.

On March 16, 2007, prior to the commencement of the tender offer, AES received the equivalent of approximately $99 million in local currency as its share of EDC’s dividend.  Under the terms of the Agreement, this dividend will be converted into dollars at the official exchange rate within 90 days of the dividend payment date.  On April 9, 2007, PDVSA commenced its tender offer for the EDC shares.  On May 4, 2007, AES and one of its subsidiaries tendered their EDC shares to PDVSA.  On May 8, the tender offer expired, and, on May 16, the Company received approximately $739,176,000 in proceeds from the tender.

Prior to the tender, AES and its subsidiaries owned 82.14% of the outstanding shares of EDC.  EDC is the largest private electric utility in Venezuela. It is a provider of power and light to approximately one million customers in the Caracas metropolitan area. EDC also owns and operates five generation plants with a total of 2,616 MW of generation capacity. These facilities collectively represent approximately 14% of the electricity consumed in Venezuela.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE AES CORPORATION
(Registrant)

	By:	/s/ Brian A. Miller
Name: Brian A. Miller
Title: General Counsel

Date: May 21, 2007